NOTICE OF REDEMPTION

TO THE HOLDERS OF

BRE PROPERTIES, INC.

6.75% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

CUSIP NUMBER 05564E60 1

January 21, 2014

Notice is hereby given that BRE Properties, Inc. (the “Company”) will redeem on February 20, 2014 (the “Redemption Date”) 2,159,715 shares (the “Shares”) of the Company’s 6.75% Series D Cumulative Redeemable Preferred Stock (par value $0.01 per share) (the “Series D Preferred Stock”), such Shares constituting all of the outstanding shares of Series D Preferred Stock, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such Shares to the Redemption Date (the “Redemption Price”). This redemption is made at the option of the Company pursuant to Section 5(b) of the Articles Supplementary establishing and fixing the rights and preferences of the Series D Preferred Stock.

Dividends on the Shares shall cease to accrue on the Redemption Date. On and after the Redemption Date, all rights of the holders of the Shares shall terminate, except for the right to receive payment of the Redemption Price.

IN ORDER TO RECEIVE THE REDEMPTION PRICE, SHARES CALLED FOR REDEMPTION MUST BE SURRENDERED FOR PAYMENT AT ONE OF THE LOCATIONS OF Wells fargo bank, n.a. (THE “REDEMPTION AGENT”) LISTED BELOW, DURING THE REDEMPTION AGENT’S USUAL BUSINESS HOURS:

By Mail: Wells Fargo Bank, N.A. Corporate Actions Department P.O. Box 64858 St. Paul, MN 55164-0858	By Hand or Overnight Courier: Wells Fargo Bank, N.A. Corporate Actions Department 1110 Centre Point Curve, Suite 101 Mendota Heights, MN 55120-4100	By Mail: Wells Fargo Shareowner Services 150 E 42nd Street, 40th Floor New York, NY 10017-5612

The method of delivery is at the option and risk of the holder; however, transmission by registered mail, properly insured, is suggested as a precaution against loss.

On or before the Redemption Date, all funds necessary for payment of the Redemption Price will have been irrevocably set aside by the Company, separate and apart from other funds, in trust for the benefit of the holders of the Shares, such funds continuing to be available for the holders of the Shares from and after the Redemption Date. The holders of the Shares are advised that the Redemption Agent may withhold a portion of the Redemption Price payable to any holder who has not previously furnished the Redemption Agent with its tax identification number. Accordingly, each holder who has not already done so is urged to execute and deliver a W-9 form with its Shares in order to receive full payment.

Any funds deposited by the Company with the Redemption Agent to pay the Redemption Price which are unclaimed at the expiration of two years from the Redemption Date will be repaid, together with any interest or other earnings thereon, to the Company and, after any such repayment, the holders of the Shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings thereon.

Questions and requests for assistance may be directed to the Redemption Agent at 1-800-468-9716.

If your certificates have been either lost or destroyed, please notify the Redemption Agent promptly. You will then be instructed as to the steps you must take in order to receive payment.

BRE PROPERTIES, INC. 525 Market Street, 4th Floor San Francisco, CA 94105